Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:         Phillip G. Creek
Senior Vice President, Chief Financial Officer
M/I Homes, Inc.
(614) 418-8011

M/I Homes Reports February 2005
New Contracts

Columbus, Ohio (March 10, 2005) - M/I Homes, Inc. (NYSE:MHO) announced today that February new contracts were 327 or 24% below February 2004 levels. As the Company stated in its February 3, 2005 press release, new contracts in the first quarter of 2005 were anticipated to be lower than prior year levels due to challenging economic conditions in the Midwest and fewer active communities than a year ago. Through February 28, 2005, the Company has recorded 607 new contracts - slightly below expectations. The Company continues to anticipate that 2005 will see an approximate 15% increase in new contracts over 2004. The Company’s practice is to report new contracts on a quarterly basis; this information is being provided in preparation for certain meetings next week.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold more than 60,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, availability and cost of land in desirable areas, increases in raw materials and labor costs, levels of competition and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.